SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant [	]

Filed by a Party other than the Registrant [ X ]

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[	]	Preliminary Proxy Statement
[	]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[	]	Definitive Proxy Statement
[ X ]		Definitive Additional Materials
[	]	Soliciting Material Under Rule 14a-12
TRI-CONTINENTAL CORPORATION
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT HEDGED PARTNERS L.P.

WESTERN INVESTMENT LLC

WESTERN INVESTMENT ACTIVISM PARTNERS LLC

BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.

BENCHMARK PLUS PARTNERS, L.L.C.

BENCHMARK PLUS MANAGEMENT, L.L.C.

PARADIGM PARTNERS, N.W., INC.

ARTHUR D. LIPSON

SCOTT FRANZBLAU

ROBERT FERGUSON

MICHAEL DUNMIRE

PAUL DEROSA

MARLENE A. PLUMLEE

ELYSE NAKAJIMA

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Western Investment Hedged Partners L.P. (“Western Investment”) is filing materials contained in this Schedule 14A with the Securities and Exchange Commission relating to a definitive proxy statement and accompanying proxy cards to be used in connection with the annual meeting of stockholders of Tri-Continental Corporation (the “Company”) scheduled to be held on May 4, 2006 (the “Annual Meeting”) to solicit votes for the approval of certain matters at the Annual Meeting and in support of the election of Western Investment’s slate of director nominees.

Item 1: On April 6, 2006, Western Investment issued the following press release:

Supreme Court of the State of New York Orders Tri-Continental Corporation (NYSE-TY) to Turn Over Stockholder List

NEW YORK (April 6, 2006) Western Investment Hedged Partners L.P. today announced that the Supreme Court of the State of New York has issued an order requiring Tri-Continental Corporation (NYSE-TY) to provide a list of its stockholders pursuant to law. Western, which, with its affiliates currently owns over 7% of Tri-Continental, is soliciting proxies to elect its nominees to the Tri-Continental board of directors at Tri-Continental’s May 4, 2006 annual meeting.

Tri-Continental, a closed-end fund managed by J.&W. Seligman & Co. Incorporated, has prevented Western from contacting the owners of almost 45% of the outstanding shares of Tri-Continental by refusing access to its stockholder list. The Court, in its ruling ordering Tri-Continental to turn over the stockholder list, observed that “Basically, the arguments Tri-Continental makes to justify its withholding of the lists only serve to protect its officers and directors.”

DO NOT BE MISLED BY ANY STATEMENTS FROM TRI-CONTINENTAL. WE BELIEVE THEIR REFUSAL TO PROVIDE THE STOCKHOLDER LIST WAS A VIOLATION OF STATE LAW.

Art Lipson of Western, commenting on the Court’s decision, agreed, stating that “the ability of shareholders to communicate with each other is the foundation of corporate democracy. That’s why it’s protected by statute, and why we are gratified that the Court quickly saw through Tri-Continental management’s self-serving attempts to deny its stockholders that ability.” Alluding to the dismal total returns achieved by Tri-Continental management over 15 years, he continued, “Given their lack of performance, I can see why a free exchange of ideas amongst their investors might trouble them. We are here to let the tens of thousands of Tri-Continental investors know that they are not being well-served by Tri-Continental’s current directors, that they deserve better and that we intend to do what we can to provide it. Seligman’s performance record for Tri-Continental is indefensible, its failure to address the persistent, sizeable discount to NAV shameful, and its attempts to muzzle stockholder debate unacceptable. It’s clearly time for a change, and with the support of our fellow shareholders, we will work to provide it.”

A copy of the Court’s decision will be posted online at www.fixmyfund.com shortly.

Contact:

Innisfree M&A Incorporated

Michael Brinn

212-750-8253

_________________________________________________

CERTAIN INFORMATION CONCERNING WESTERN INVESTMENT

Western Investment Hedged Partners L.P. (“Western Investment”), together with the other Participants (as defined below), has made a definitive filing with the SEC of a proxy statement (the “Proxy Statement”) and accompanying proxy cards to be used, among other things, to solicit votes for the approval of certain matters at the annual meeting (the “Annual Meeting”) of Tri-Continental Corporation (the “Company”) scheduled for May 4, 2006 and in support of the election of the Participants’ slate of director nominees at the Annual Meeting.

Western Investment advises all stockholders of the Company to read the Proxy Statement and other proxy materials relating to the Annual Meeting as they become available because they contain important information. Such proxy materials are available at no charge on the SEC’s web site at http://www.sec.gov. In addition, the Participants in the solicitation will provide copies of the proxy materials, without charge, upon request. Requests for copies should be directed to the Participants’ proxy solicitor, Innisfree M&A Incorporated, at its toll-free number: (877) 456-3510 or by e-mail at: mbrinn@innisfreema.com.

The Participants in the proxy solicitation are Western Investment, Western Investment LLC, Arthur D. Lipson, Western Investment Activism Partners LLC, Benchmark Plus Institutional Partners, L.L.C., Benchmark Plus Partners, L.L.C., Benchmark Plus Management, L.L.C., Paradigm Partners, N.W., Inc., Scott Franzblau, Robert Ferguson, Michael Dunmire, Paul Derosa, Marlene A. Plumlee and Elyse Nakajima (the “Participants”). Information regarding the Participants and their direct or indirect interests is available in the Schedule 13D jointly filed with the SEC on January 6, 2006, as subsequently amended on January 10, 2006, February 15, 2006 and March 3, 2006 and the Proxy Statement.